EXECUTION COPY

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

MIDWEST ENERGY, INC.

SENIOR SECURED DEBENTURE

Issuance Date: April 11, 2007	Principal: U.S. $1,050,000

FOR VALUE RECEIVED, Midwest Energy, Inc., a Nevada corporation (the “Company”) a wholly owned subsidiary of EnerJex Resources, Inc., a Nevada corporation (“Parent”), hereby promises to pay to the order of Enable Growth Partners LP or its registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to redemption or otherwise, the “Principal”) when due, upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at a rate equal to 10.00% per annum (the “Interest Rate”), from the date set out above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon an Interest Date (as defined below) or, the Maturity Date, acceleration, redemption or otherwise (in each case in accordance with the terms hereof). This Senior Debenture (including all Senior Debentures issued in exchange, transfer or replacement hereof, this “Debenture”) is one of an issue of Senior Debentures issued pursuant to the Securities Purchase Agreement (as defined below) on the Initial Closing Date (collectively, the “Debentures” and such other Senior Debentures, the “Other Debentures”). Certain capitalized terms used herein are defined in Section 21.

(1)          PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount equal to the Principal, as well as all accrued but unpaid Interest. The “Maturity Date” shall be March 31, 2010, or (a) such earlier date as may be accelerated by the Required Holders upon an Event of Default in accordance with the terms hereof, or (b) such later date as may be extended at the option of the Required Holders, (i) in the event that, and for so long as, an Event of Default (as defined in Section 3(a)) shall have occurred and be continuing or any event shall have occurred and be continuing which with the passage of time and the failure to cure would result in an Event of Default or (ii) through the date that is ten (10) days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 4(b)) is delivered prior to the Maturity Date.

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(2)          INTEREST; INTEREST RATE. Interest on this Debenture shall commence accruing on the Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed and shall be payable in arrears for each Payment Quarter on the first day of the succeeding Payment Quarter during the period beginning on the Issuance Date and ending on, and including, the Maturity Date (each, an “Interest Date”). Interest shall be payable on each Interest Date, to the record holder of this Debenture on the applicable Interest Date, in cash (“Cash Interest”), or, at the option of the Company with the prior written consent of the Required Holders, in shares of Common Stock (“Interest Shares”) or a combination thereof, provided that the Interest which accrued during any period may be payable in Interest Shares if, and only if, the Company delivers written notice (each, an “Interest Election Notice”) of such election to each holder of the Debentures on or prior to the tenth (10th) Trading Day prior to the Interest Date (each, an “Interest Notice Due Date”). Each Interest Election Notice must specify the amount of Interest that shall be paid as Cash Interest, if any, and the amount of Interest that shall be paid in Interest Shares. Interest to be paid on an Interest Date in Interest Shares shall be paid in a number of fully paid and nonassessable shares (provided, that if the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share) of Common Stock equal to the quotient of (a) the amount of Interest payable on such Interest Date less any Cash Interest paid and (b) the Interest Conversion Price in effect on the applicable Interest Date. If any Interest Shares are to be paid on an Interest Date, then the Company shall (X) provided that the Company’s transfer agent (the “Transfer Agent”) is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and such action is not prohibited by applicable law or regulation or any applicable policy of DTC, credit such aggregate number of Interest Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (Y) if the foregoing shall not apply, issue and deliver within three Trading Days after the applicable Interest Date, to the address set forth in the register maintained by the Company for such purpose pursuant to the Securities Purchase Agreement or to such address as specified by the Holder in writing to the Company at least two Business Days prior to the applicable Interest Date, a certificate, registered in the name of the Holder or its designee, for the number of Interest Shares to which the Holder shall be entitled. Notwithstanding the foregoing, the Company shall not be entitled to pay Interest in Interest Shares and shall be required to pay such Interest in cash as Cash Interest on each Interest Date if, unless consented to in writing by the Holder, during the period commencing on the applicable Interest Notice Due Date through the applicable Interest Date, the Equity Conditions have not been satisfied. Interest accrues at the Interest Rate on all outstanding unpaid Principal owed under this Debenture and all accrued Interest is payable on each Interest Date. Upon the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to fifteen percent (15.00%) (the “Default Rate”). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default. The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Interest Shares; provided that the Company shall not be required to pay any tax that may be

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payable in respect of any issuance of Interest Shares to any Person other than the Holder or with respect to any income tax due by the Holder with respect to such Interest Shares.

(3)	RIGHTS UPON EVENT OF DEFAULT.

(a)          Event of Default. Each of the following events shall constitute an “Event of Default”:

(i)           the failure of the applicable Registration Statement required to be filed pursuant to the Registration Rights Agreement to be declared effective by the SEC on or prior to the date that is thirty (30) days after the applicable Effectiveness Deadline (as defined in the Registration Rights Agreement), or, while the applicable Registration Statement is required to be maintained effective pursuant to the terms of the Registration Rights Agreement, the effectiveness of the applicable Registration Statement lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to any holder of the Debentures for sale of all of such holder’s Registrable Securities (as defined in the Registration Rights Agreement) in accordance with the terms of the Registration Rights Agreement, and such lapse or unavailability continues for a period of twenty (20) consecutive days or for more than an aggregate of thirty (30) days in any 365-day period (other than days during an Allowable Grace Period (as defined in the Registration Rights Agreement));

(ii)          the suspension from trading or failure of Parent’s Common Stock to be listed on an Eligible Market for a period of five (5) consecutive days or for more than an aggregate of ten (10) days in any 365-day period;

(iii)        the Company’s failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Debenture (including, without limitation, the Company’s failure to pay any redemption payments or amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and Late Charges when and as due, in which case only if such failure continues for a period of at least five (5) Business Days;

(iv)         any default occurs and is continuing under, or any redemption of or acceleration prior to maturity occurs in respect of any Indebtedness of the Company, Parent or any of their Subsidiaries (as defined in Section 3(a) of the Securities Purchase Agreement) other than with respect to any redemption of the Other Debentures in accordance with their terms; provided, that in the event that any such acceleration of indebtedness is rescinded by the holders thereof prior to acceleration of this Debenture or the Other Debentures, no Event of Default shall exist as a result of such rescinded acceleration;

(v)          the Company, Parent or any of their Subsidiaries, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D)

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makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi)         creditors of the Company, Parent or any of their Subsidiaries file an action for relief under any Bankruptcy Law against such entity in an involuntary case and such action is not dismissed within thirty (30) days of such filing or a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company, Parent or any of their Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company, Parent or any of their Subsidiaries or (C) orders the liquidation of the Company, Parent or any of their Subsidiaries;

(vii)       a final judgment or judgments for the payment of money aggregating in excess of $250,000 are rendered against the Company, Parent or any of their Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $250,000 amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within sixty (60) days of the issuance of such judgment;

(viii)      the Company or Parent, as applicable, breaches any representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days, and except for breaches that are not reasonably likely to result in liability to the Company of more than $50,000 in any single instance or $100,000 in the aggregate;

(ix)         any breach or failure in any respect to comply with Section 8 of this Debenture;

(x)          any Event of Default (as defined in the Other Debentures) occurs and is continuing with respect to any Other Debentures;

(xi)         any Event of Default (as defined in the Security Agreement) occurs and is continuing under the Security Documents, the repudiation by the Company, Parent or any of their Subsidiaries of any of its obligations under the Security Documents or the unenforceability of the Security Documents against the Company, Parent or any of their Subsidiaries for any reason; or

(xii)      the Required Holders do not receive an opinion of counsel with respect to the collateral satisfactory to such Required Holders within 30 days after the Issuance Date.

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(b)          Redemption Right. Promptly after the occurrence of an Event of Default with respect to this Debenture or any Other Debenture, which could not be cured by Parent or the Company within ten (10) Business Days, the Company shall deliver written notice thereof via facsimile and overnight courier (an “Event of Default Notice”) to the Holder. At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Required Holders may require the Company to redeem all or any portion of the Debentures (as “Event of Default Redemption”) by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the portion of the Debentures the Required Holders are electing to redeem; provided that upon the occurrence of any default described in Section 3(a)(v) and 3(a)(vi), the Debentures shall automatically, and without any action on behalf of the Holders, be redeemed by the Company. Each portion of the Debentures subject to redemption by the Company pursuant to this Section 3(b) shall be redeemed by the Company at a price equal to 110% of the outstanding Principal amount and accrued and unpaid Interest and accrued and unpaid Late Charges and Interest with respect to such portion of the Debentures subject to redemption (the “Event of Default Redemption Price”). Redemptions required by this Section 3(b) shall be made in accordance with the provisions of Section 7.

(4)          RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a)          Assumption. Neither Parent nor the Company shall enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Debenture and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Debentures in exchange for such Debentures a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Debentures, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Debentures held by such holder and having similar ranking to the Debentures, and satisfactory to the Required Holders and (ii) unless the Fundamental Transaction would result in a Change of Control and the Company complies with the provisions of Section 4(b), the Successor Entity (including its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market (a “Public Successor Entity”). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Debenture referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Debenture with the same effect as if such Successor Entity had been named as the Company herein. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the redemption of this Debenture.

(b)          Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via

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facsimile and overnight courier to the Holder (a “Change of Control Notice”). At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending on the date of the consummation of such Change of Control (or, in the event a Change of Control Notice is not delivered at least ten (10) days prior to a Change of Control, at any time on or after the date which is ten (10) days prior to a Change of Control and ending ten (10) days after the consummation of such Change of Control), the Required Holders may require the Company to redeem all or any portion of the Debentures by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the portion of the Debentures each Holder is electing to redeem. The portion of this Debenture subject to redemption pursuant to this Section 4 shall be redeemed by the Company at a price equal to 115% of the sum of the amount being redeemed together with accrued and unpaid Interest with respect to such amount and accrued and unpaid Late Charges with respect to such amount and Interest (the “Change of Control Redemption Price”). Redemptions required by this Section 4 shall be made in accordance with the provisions of Section 7 and shall have priority to payments to stockholders in connection with a Change of Control.

(5)          COMPANY REDEMPTION. So long as a Registration Statement covering all of the Registrable Securities is effective, the Company may elect to pay to the Holder of this Debenture the Company Redemption Amount, subject to and in accordance with the terms of this Section 5, by redeeming the Principal, in whole but not in part, in accordance with this Section 5 (a “Company Redemption”); provided that all of the outstanding Principal must be redeemed by the Company, subject to the provisions of this Section 5. On or prior to the date which is the sixth (6th) Trading Day prior to the Company Redemption (each, a “Company Redemption Notice Due Date”), the Company shall deliver written notice (each, a “Company Redemption Notice”), to the Holder which Company Redemption Notice shall state the amount which the Company elects to redeem pursuant to a Company Redemption (the “Company Redemption Amount”), which shall be equal to 100% of the outstanding Principal, together with accrued and unpaid Interest with respect to such Company Redemption Amount and accrued and unpaid Late Charges with respect to such Company Redemption Amount and Interest. Each Company Redemption Notice shall be irrevocable. The Company shall redeem the applicable Company Redemption Amount of this Debenture pursuant to this Section 5 together with the corresponding Company Redemption Amounts of the Other Debentures pursuant to the corresponding provisions of the Other Debentures. If the Company elects a Company Redemption, then the Company Redemption Amount which is to be paid to the Holder on the applicable Company Redemption Date shall be redeemed by the Company on such Company Redemption Date, and the Company shall pay to the Holder on such Company Redemption Date, by wire transfer of immediately available funds, an amount in cash equal to the Company Redemption Amount.

(6)          NONCIRCUMVENTION. The Company and Parent hereby covenant and agree that neither the Company nor Parent will, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Debenture, and will at all times in good faith carry out all of the provisions of this Debenture and take all action as may be required to protect the rights of the Holder of this Debenture.

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(7)	HOLDER'S REDEMPTIONS.

(a)          Mechanics. The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five Business Days after the Company’s receipt of the Required Holders’ Event of Default Redemption Notice. If the Required Holders have submitted a Change of Control Redemption Notice in accordance with Section 4(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Principal of this Debenture, the Company shall promptly cause to be issued and delivered to the Holder a new Debenture (in accordance with Section 12(d)) representing the outstanding Principal which has not been redeemed.

(b)          Redemption by Other Holders. Any Event of Default Redemption Notice or Change of Control Redemption Notice for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 3(b), Section 4(b) or Section 8 is to be delivered to the Company by the Required Holders. If the Company receives any Event of Default Redemption Notice or Change of Control Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice, then the Company shall redeem a pro rata amount from each holder of the Debentures (including the Holder) based on the principal amount of the Debentures submitted for redemption pursuant to such Event of Default Redemption Notice or Change of Control Redemption Notice received by the Company from the Required Holders.

(8)	COVENANTS.

(a)          Rank. All payments due under this Debenture (a) shall rank pari passu with all Other Debentures and (b) shall be senior in right of payment to all other Indebtedness of the Company and its Subsidiaries.

(b)          Incurrence of Indebtedness. So long as this Debenture is outstanding, Parent and the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than (i) the Indebtedness evidenced by this Debenture and the Other Debentures and (ii) Permitted Indebtedness.

(c)          Existence of Liens. So long as this Debenture is outstanding, Parent and the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by Parent, the Company or any of either of its Subsidiaries (collectively, “Liens”) other than Permitted Liens.

(d)          Restricted Payments. Parent shall not, the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly,

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(i)           declare or pay any dividend or make any other payment or distribution on account of the Parent’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent) or to the direct or indirect holders of the Parent’s Equity Interests in their capacity as such;

(ii)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent; or

(iii)        make any payment on or with respect to, accelerate the maturity of, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or the Parent, except a payment of interest, principal or other amounts due at the stated maturity thereof and except for payments of principal, interest and other amounts under the Other Debentures.

(e)          Asset Sales. Parent shall not, the Company shall not, and neither Parent nor the Company shall permit any of its Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(A)         Parent or the Company (or the applicable Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(B)         at least 85% of the consideration received in the Asset Sale by the Company or such Subsidiary is in the form of cash.

(f)           Use of Proceeds. The Company and Parent will use the proceeds from the sale of the Securities as set forth in Schedule 4(d) of the Securities Purchase Agreement.

(g)          Additional Collateral. With respect to any Property acquired after the Initial Closing Date by the Company or any of its Subsidiaries as to which the Holder does not have a perfected Lien, promptly (i) execute and deliver to the Holder or its agent such amendments to the Security Agreement or such other documents as such Holder deems necessary or advisable to grant to the Holder a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Holder, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Mortgages and UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by such Holder; provided that no such Mortgages shall be required on or before the date that is 20 days following the Initial Closing Date.

(9)          VOTE TO ISSUE, OR CHANGE THE TERMS OF, DEBENTURES. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to this Debenture or the Other Debentures.

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(10)        TRANSFER. This Debenture may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(f) and 2(g) of the Securities Purchase Agreement.

(11)	REISSUANCE OF THIS DEBENTURE.

(a)          Transfer. If this Debenture is to be transferred, the Holder shall surrender this Debenture to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Debenture (in accordance with Section 12(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Debenture (in accordance with Section 12(d)) to the Holder representing the outstanding Principal not being transferred.

(b)          Lost, Stolen or Mutilated Debenture. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture, and, in the case of mutilation, upon surrender and cancellation of this Debenture, the Company shall execute and deliver to the Holder a new Debenture (in accordance with Section 12(d)) representing the outstanding Principal.

(c)          Debenture Exchangeable for Different Denominations. This Debenture is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Debenture or Debentures (in accordance with Section 12(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Debenture, and each such new Debenture will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d)          Issuance of New Debentures. Whenever the Company is required to issue a new Debenture pursuant to the terms of this Debenture, such new Debenture (i) shall be of like tenor with this Debenture, (ii) shall represent, as indicated on the face of such new Debenture, the Principal remaining outstanding (or in the case of a new Debenture being issued pursuant to Section 12(a) or Section 12(c), the Principal designated by the Holder which, when added to the principal represented by the other new Debentures issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Debenture immediately prior to such issuance of new Debentures), (iii) shall have an issuance date, as indicated on the face of such new Debenture, which is the same as the Issuance Date of this Debenture, (iv) shall have the same rights and conditions as this Debenture, and (v) shall represent accrued Interest and Late Charges on the Principal and Interest of this Debenture, from the Issuance Date.

(12)        REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Debenture shall be cumulative and in addition to all other remedies available under this Debenture and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Debenture. Amounts set forth or provided for herein with respect to payments and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except

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as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(13)        PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Debenture is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Debenture or to enforce the provisions of this Debenture or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Debenture, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(14)        CONSTRUCTION; HEADINGS. This Debenture shall be deemed to be jointly drafted by the Company and all the Purchasers and shall not be construed against any Person as the drafter hereof. The headings of this Debenture are for convenience of reference and shall not form part of, or affect the interpretation of, this Debenture.

(15)        FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(16)        DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the Redemption Price to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(17)	NOTICES; PAYMENTS.

(a)          Notices. Whenever notice is required to be given under this Debenture, unless otherwise provided herein, such notice shall be given in accordance with Section 10(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Debenture, including in reasonable detail a description of such action and the reason therefor.

(b)          Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Debenture, such payment shall be made in lawful money

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of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the Purchasers, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Debenture is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Debenture is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents, other than Interest, which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of fifteen percent (15.00%) per annum from the date such amount was due until the same is paid in full (“Late Charge”).

(18)        CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Debenture have been paid in full in cash, this Debenture shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(19)        WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Debenture and the Securities Purchase Agreement.

(20)        GOVERNING LAW. This Debenture shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Debenture and all disputes arising hereunder shall be governed by, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

(21)        CERTAIN DEFINITIONS. For purposes of this Debenture, the following terms shall have the following meanings:

(a)          “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets or rights other than in the ordinary course of business consistent with past practice, and (ii) the sale of Equity Interests in any of the Company’s Subsidiaries; provided that distributions by the Company or any of its Subsidiaries of an interest in an oil and gas project, to participants, co-owners, partners, operators, interest holders or others, that are required pursuant to the documentation governing such oil and gas project shall not constitute an “Asset Sale”.

(b)           “Black Oaks Acquisition” means the acquisition of certain leasehold and other interests located in Woodson and Greenwood Counties, Kansas from

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MorMeg, LLC as further described in the Joint Exploration Agreement by and between the Parent and MorMeg, LLC.

(c)          “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d)          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP.

(e)          “Capital Stock” means: (1) in the case of a corporation, corporate stock; (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

(f)           “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the shares of Capital Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(g)          “Common Stock” shall mean the common stock of the Parent, par value $0.001 per share.

(h)          “Eligible Market” means the Principal Market, The New York Stock Exchange, Inc., the American Stock Exchange, The Nasdaq National Market or The Nasdaq Capital Market.

(i)            “Equity Conditions” means that each of the following conditions is satisfied as of the date of determination: (i) either (x) any of the applicable Registration Statements filed pursuant to the Registration Rights Agreement shall be effective and available for the resale of the Registrable Securities in accordance with the terms of the Registration Rights Agreement and there shall not be any Grace Period (as defined in the Registration Rights Agreement) then in effect or (y) all shares of Common Stock issued or issuable by Parent to the Holder pursuant to the Securities Purchase Agreement shall be eligible for sale without restriction and without the need for registration under any applicable federal or state securities laws; (ii) the Common Stock is designated for quotation on the Principal Market and shall not

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have been suspended from trading on such exchange or market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by such exchange or market been threatened or pending either (A) in writing by such exchange or market or (B) by falling below the then effective minimum listing maintenance requirements of such exchange or market; (iii) during the one (1) year period ending on and including the date immediately preceding the applicable date of determination, the Parent shall have delivered any Threshold Shares upon failure to meet the Production Thresholds to the holders on a timely basis as set forth in Section 4(q) of the Securities Purchase Agreement; (iv) any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Principal Market; (v) the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document; (vi) there shall not then exist (A) the public announcement of a pending, proposed or intended Fundamental Transaction which has not been abandoned, terminated or consummated, (B) an Event of Default or (C) an event that with the passage of time or giving of notice would constitute an Event of Default; (vii) the Company shall have no knowledge of any fact that would cause (x) the Registration Statements required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Registrable Securities in accordance with the terms of the Registration Rights Agreement or (y) any shares of Common Stock issued or issuable by Parent to the Holder pursuant to the Securities Purchase Agreement not to be eligible for sale without restriction pursuant to Rule 144(k) and any applicable state securities laws; and (viii) the Company otherwise shall have been in material compliance with and shall not have materially breached any provision, covenant, representation or warranty of any Transaction Document.

(j)           “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

(k)          “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Capital Stock (not including any shares of Capital Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the outstanding shares of Capital Stock (not including any shares of Capital Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Capital Stock.

(l)           “GAAP” means United States generally accepted accounting principles, consistently applied.

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(m)         “Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(i)           interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(ii)          other agreements or arrangements designed to manage interest rates or interest rate risk; and

(iii)         other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

(n)          “Indebtedness” means, any indebtedness (excluding accrued expenses and trade payables), whether or not contingent:

(i)	in respect of borrowed money;

(ii)          evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(iii)	in respect of banker’s acceptances;
(iv)	representing Capital Lease Obligations;

(v)          representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(vi)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the Company prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the Company or its Subsidiaries (whether or not such Indebtedness is assumed by the Company or such Subsidiary) and, to the extent not otherwise included, the guarantee by the Company or any of its Subsidiaries of any Indebtedness of any other Person.

(o)          “Initial Closing Date” shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued the Debentures pursuant to the terms of the Securities Purchase Agreement.

(p)          “Interest Conversion Price” means, with respect to any Interest Date, that price which shall be computed as 85.0% of the arithmetic average of the Weighted Average Price of the Common Stock on each of the thirty (30) consecutive Trading Days immediately preceding the applicable Interest Date (each, an “Interest Measuring Period”).

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All such determinations to be appropriately adjusted for any stock split, stock dividend, stock combination or other similar transaction during such period.

(q)          “Mortgage” means a Mortgage in form and substance reasonably satisfactory to the Holder, as it may be amended, supplemented or otherwise modified from time to time.

(r)           “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(s)          “Payment Quarter” means each of: the period beginning on and including April 11, 2007 and ending on and including June 30, 2007; the period beginning on and including July 1, 2007 and ending on and including September 30, 2007; the period beginning on and including October 1, 2007 and ending on and including December 31, 2007; the period beginning on and including January 1, 2008 and ending on and including March 31, 2008; the period beginning on and including April 1, 2008 and ending on and including June 30, 2008; the period beginning on and including July 1, 2008 and ending on and including September 30, 2008; the period beginning on and including October 1, 2008 and ending on and including December 31, 2008; the period beginning on and including January 1, 2009 and ending on and including March 31, 2009; the period beginning on and including April 1, 2009 and ending on and including June 30, 2009; the period beginning on and including July 1, 2009 and ending on and including September 30, 2009; the period beginning on and including October 1, 2009 and ending on and including December 31, 2009; the period beginning on and including January 1, 2010 and ending on and including March 31, 2010; and the period beginning on and including April 1, 2010 and ending on and including the Maturity Date.

(t)           “Permitted Indebtedness” means (a) purchase money debt, Capital Lease Obligations or other Indebtedness incurred in connection with the acquisition of an interest in property, equipment, entities or other assets, provided that such purchase money debt, Capital Lease Obligations or other Indebtedness is recourse only to the interests in property, equipment, entities or other assets so acquired, and (b) Indebtedness described in Schedule 3(s) of the Securities Purchase Agreement.

(u)          “Permitted Liens” means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, and (iv) Liens securing the Company’s obligations under the Debentures, (v) Liens securing purchase money debt, Capital Lease Obligations or other Indebtedness incurred pursuant to clause (a) of the definition of Permitted Indebtedness, provided that such Liens do not extend and otherwise are not recourse to any assets of the Company or its Subsidiaries other

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than the interests in property, equipment, entities or other assets acquired with such purchase money debt, Capital Lease Obligations or other Indebtedness.

(v)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(w)	“Principal Market” means the NASD OTC Bulletin Board.

(x)          “Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, capital stock.

(y)          “Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

(z)          “Registration Rights Agreement” means that certain registration rights agreement dated as of the Subscription Date by and among the Company and the initial holders of the Debentures relating to, among other things, the registration of the resale of the Common Stock.

(aa)        “Registration Statement” shall have the meaning set forth in the Registration Rights Agreement.

(bb)        “Required Holders” means the holders of Debentures representing at least sixty five percent of the aggregate principal amount of the Debentures then outstanding.

(cc)        “SEC” means the United States Securities and Exchange Commission.

(dd)        “Securities Purchase Agreement” means that certain securities purchase agreement dated as of the Subscription Date by and among the Parent, the Company and the initial holders of the Debentures pursuant to which the Company issued the Debentures.

(ee)        “Security Agreement” means the Pledge and Security Agreement dated as of the Subscription Date among the Parent, the Company, the holder of the Debentures.

(ff)         “Security Documents” means the Security Agreement, the Mortgages, if any, and all other instruments, documents and agreements delivered by the Company or any of its Subsidiaries in order to grant to any holder of a Debenture or Other Debenture, a Lien on any real, personal or mixed property of the Company or one of its Subsidiaries as security for the obligations under the Debentures.

(gg)	“Subscription Date” means April 11, 2007.

(hh)        “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person

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with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(ii)          “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York Time).

(22)        DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Debenture, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(23)      USURY. To the extent it may lawfully do so, the Company hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take the benefit or advantage of, usury laws wherever enacted, now or at any time hereafter in force, in connection with any claim, action or proceeding that may be brought by any Buyer in order to enforce any right or remedy under any Transaction Document. Notwithstanding any provision to the contrary contained in any Transaction Document, it is expressly agreed and provided that the total liability of the Company under the Transaction Documents for payments in the nature of interest shall not exceed the maximum lawful rate authorized under applicable law (the “Maximum Rate”), and, without limiting the foregoing, in no event shall any rate of interest or default interest, or both of them, when aggregated with any other sums in the nature of interest that the Company may be obligated to pay under the Transaction Documents exceed such Maximum Rate. It is agreed that if the maximum contract rate of interest allowed by law and applicable to the Transaction Documents is increased or decreased by statute or any official governmental action subsequent to the date hereof, the new maximum contract rate of interest allowed by law will be the Maximum Rate applicable to the Transaction Documents from the effective date forward, unless such application is precluded by applicable law. If under any circumstances whatsoever, interest in excess of the Maximum Rate is paid by the Company to any Buyer with respect to indebtedness evidenced by the Transaction Documents, such excess shall be applied by such Buyer to the unpaid principal balance of any such indebtedness or be refunded to the Company, the manner of handling such excess to be at such Buyer’s election.

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IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed as of the Issuance Date set out above.

MIDWEST ENERGY, INC., A NEVADA CORPORATION

By:/s/

Name:

Title:

[Enable Growth Partners LP Debenture Signature Page]

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By signing below, Parent agrees to be bound by and subject to Section 6 and Section 8 of this Debenture.

ENERJEX RESOURCES, INC., A NEVADA CORPORATION

By:/s/

Name:

Title:

[Enable Growth Partners LP Debenture Signature Page]

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